Exhibit 99.3

INDUSTRIAL LOGISTICS PROPERTIES TRUST
Introduction to Unaudited Pro Forma Combined Financial Statements

On February 14, 2019, certain subsidiaries of Industrial Logistics Properties Trust, or ILPT, we, us, or our, entered an Agreement of Purchase and Sale, or the GPT Purchase Agreement, with certain subsidiaries of GPT Operating Partnership LP, or collectively, GPT, pursuant to which we agreed to acquire from GPT eight industrial properties located in the Indianapolis, Indiana and Cincinnati, Ohio market areas with an aggregate of approximately 4.2 million rentable square feet, or the GPT Properties, for a purchase price of $280.0 million, excluding acquisition related costs. We completed the acquisition of seven of the eight GPT Properties on February 14, 2019 for a purchase price of $249.5 million, excluding acquisition related costs. The acquisition of the remaining industrial property was completed on April 2, 2019 for a purchase price of $30.5 million, excluding acquisition related costs.

Also on February 14, 2019, we entered an Agreement of Purchase and Sale, or the CCIT II Purchase Agreement, with certain indirect subsidiaries of Cole Office & Industrial REIT (CCIT II), Inc., or collectively, CCIT II, pursuant to which we agreed to acquire from CCIT II 18 industrial properties located in 12 states with an aggregate of approximately 8.7 million rentable square feet, or the CCIT II Properties, for a purchase price of $624.7 million, excluding acquisition related costs and including the assumption of $57.0 million of mortgage debt. We completed the acquisition of the CCIT II Properties on April 9, 2019.

We acquired the GPT Properties and the CCIT II Properties with cash on hand primarily from the proceeds from our $650.0 million mortgage loan we obtained in January 2019, or the Mortgage Financing, and borrowings under our $750.0 million revolving credit facility.

The following unaudited pro forma combined balance sheet as of December 31, 2018 reflects the financial position of ILPT, as if the acquisitions of the GPT Properties and the CCIT II Properties and the Mortgage Financing were completed on December 31, 2018. The unaudited pro forma combined statement of income for the year ended December 31, 2018 presents our results of operations as if these transactions were completed on January 1, 2018. These unaudited pro forma combined financial statements should be read in conjunction with our consolidated financial statements for the year ended December 31, 2018 and the notes thereto included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 20, 2019, the combined statement of revenues and certain expenses of GPT Properties and the combined statement of revenues and certain expenses of CCIT II Properties included as Exhibits 99.1 and 99.2, respectively, in Item 9.01(a) of this Current Report on Form 8-K/A.

These unaudited pro forma combined financial statements are provided for informational purposes only. Our results of operations may be significantly different than what is presented in these unaudited pro forma combined financial statements. In the opinion of ILPT's management, all adjustments necessary to reflect in all material respects the effects of the acquisitions of the GPT Properties and the CCIT II Properties and the Mortgage Financing have been included.

The allocation of the purchase price of the acquisitions of the GPT Properties and the CCIT II Properties reflected in the unaudited pro forma combined financial statements is based upon preliminary estimates of the fair values of the assets acquired and liabilities assumed. Consequently, amounts preliminarily allocated to these assets acquired and liabilities assumed could change significantly from those reflected in the unaudited pro forma combined financial statements.

These unaudited pro forma combined financial statements are not necessarily indicative of our expected results of operations for any future period. Differences could result from numerous factors, including future changes in our portfolio of investments, changes in interest rates, changes in our capital structure, changes in property level operating expenses, changes in property level revenues, including rents expected to be received pursuant to our existing leases or leases we may enter into after December 31, 2018, and for other reasons. Actual future results are likely to be different from amounts presented in these unaudited pro forma combined financial statements and such differences may be significant.

INDUSTRIAL LOGISTICS PROPERTIES TRUST
Unaudited Pro Forma Combined Balance Sheet
As of December 31, 2018
(dollars in thousands, except per share data)

	Historical	Mortgage Financing (A)	GPT Properties (B)	CCIT II Properties (C)	Pro Forma
ASSETS
Real estate properties:
Land	$670,501	$—	$22,331	$53,722	$746,554
Buildings and improvements	791,895	—	230,941	530,992	1,553,828
	1,462,396	—	253,272	584,714	2,300,382
Accumulated depreciation	(93,291)	—	—	—	(93,291)
	1,369,105	—	253,272	584,714	2,207,091
Acquired real estate leases, net	75,803	—	27,493	43,583	146,879
Cash and cash equivalents	9,608	231,500	(230,765)	(671)	9,672
Rents receivable, net	56,940	—	—	—	56,940
Deferred leasing costs, net	6,157	—	—	—	6,157
Debt issuance costs, net	4,430	—	—	—	4,430
Due from related parties	1,390	—	—	—	1,390
Other asset, net	11,178	—	—	—	11,178
Total assets	$1,534,611	$231,500	$50,000	$627,626	$2,443,737

LIABILITIES AND SHAREHOLDERS’ EQUITY
Revolving credit facility	$413,000	$(413,000)	$50,000	$570,000	$620,000
Mortgage notes payable, net	49,195	644,500	—	55,648	749,343
Assumed real estate lease obligations, net	18,316	—	—	1,978	20,294
Accounts payable and other liabilities	12,040	—	—	—	12,040
Rents collected in advance	6,004	—	—	—	6,004
Security deposits	6,130	—	—	—	6,130
Due to related persons	1,653	—	—	—	1,653
Total liabilities	506,338	231,500	50,000	627,626	1,415,464

Commitments and contingencies

Shareholders' equity:
Common shares of beneficial interest, $.01 par value: 100,000,000 shares authorized; 65,074,791 shares issued and outstanding	651	—	—	—	651
Additional paid in capital	998,447	—	—	—	998,447
Cumulative net income	89,657	—	—	—	89,657
Cumulative common distributions	(60,482)	—	—	—	(60,482)
Total shareholders' equity	1,028,273	—	—	—	1,028,273
Total liabilities and shareholders’ equity	$1,534,611	$231,500	$50,000	$627,626	$2,443,737

The accompanying notes are an integral part of these unaudited pro forma combined financial statements.

INDUSTRIAL LOGISTICS PROPERTIES TRUST
Unaudited Pro Forma Combined Statement of Income
For the Year Ended December 31, 2018
(amounts in thousands, except per share data)

	Historical	GPT Properties (D)	CCIT II Properties (E)	Pro Forma Adjustments		Pro Forma
REVENUES:
Rental income	$139,311	$16,972	$38,726	$2,561	(F)	$197,570
Tenant reimbursements and other income	23,219	3,953	7,954	—		35,126
Total revenues	162,530	20,925	46,680	2,561		232,696
EXPENSES:
Real estate taxes	19,342	2,705	6,445	—		28,492
Other operating expenses	13,005	1,360	1,553	1,971	(G)	17,889
Depreciation and amortization	28,575	—	—	29,323	(H)	57,898
General and administrative	11,307	—	—	4,542	(I)	15,849
Total expenses	72,229	4,065	7,998	35,836		120,128

Interest income	200	—	—	—		200
Interest expense	(16,081)	—	—	(37,509)	(J)	(53,590)
Income before income tax expense	74,420	16,860	38,682	(70,784)		59,178
Income tax expense	(32)	—	—	—		(32)
Net income	$74,388	$16,860	$38,682	$(70,784)		$59,146

Weighted average common shares outstanding - basic	64,139					64,139
Weighted average common shares outstanding - diluted	64,140					64,140

Net income per common share - basic and diluted	$1.16					$0.92

The accompanying notes are an integral part of these unaudited pro forma combined financial statements.

INDUSTRIAL LOGISTICS PROPERTIES TRUST
Notes to Unaudited Pro Forma Combined Financial Statements
(dollars in thousands)

Unaudited Pro Forma Combined Balance Sheet Adjustments

(A)
On January 29, 2019, we obtained a $650,000 mortgage loan secured by 186 of our properties (178 land parcels and eight buildings) containing approximately 9.6 million square feet with a net book value of $492,620, located on the island of Oahu, Hawaii. The non-amortizing loan matures on February 7, 2029 and requires monthly interest payments at a fixed rate of 4.31% per annum. Estimated costs for this mortgage loan include lender fees, legal fees and other costs totaling approximately $5,500. We used the net proceeds from this loan to repay $413,000 then outstanding under our $750,000 unsecured revolving credit facility. The remaining net proceeds were deposited in short term investments and later used to fund a portion of the acquisition of the GPT Properties described below in Note B.

(B)
The adjustments represent the effects of the acquisition of the GPT Properties on February 14, 2019 and April 2, 2019 for an aggregate purchase price of $280,000, excluding acquisition related costs. We funded this acquisition with cash on hand primarily from the net proceeds received from our $650,000 mortgage financing described above in Note A and borrowings under our revolving credit facility. This acquisition will be accounted for as an asset acquisition. Acquisition related costs are estimated to be approximately $765 and will be capitalized as part of this transaction. The allocation of the purchase price is based upon preliminary estimates of the fair values of the assets acquired. Consequently, amounts preliminarily allocated to these assets acquired could change significantly from those reflected in the unaudited pro forma combined financial statements.

(C)
The adjustments represent the effects of the acquisition of the CCIT II Properties on April 9, 2019 for an aggregate purchase price of $624,650, excluding acquisition related costs and including the assumption of $56,980 of mortgage debt. We funded this acquisition with cash on hand and borrowings under our revolving credit facility. This acquisition will be accounted for as an asset acquisition. Acquisition related costs are estimated to be $3,000 and will be capitalized as part of this transaction. The allocation of the purchase price is based upon preliminary estimates of the fair values of the assets acquired and liabilities assumed. Consequently, amounts preliminarily allocated to these assets acquired and liabilities assumed could change significantly from those reflected in the unaudited pro forma combined financial statements.

Unaudited Pro Forma Combined Statement of Income Adjustments

(D)	The adjustments represent the historical revenues and certain expenses of the GPT Properties for the year ended December 31, 2018.

(E)	The adjustments represent the historical revenues and certain expenses of the CCIT II Properties for the year ended December 31, 2018.

(F)
The adjustments represent estimated non-cash straight line rent and non-cash amortization of above and below market leases related to the leases acquired in the acquisitions of the GPT Properties and the CCIT II Properties. The components of the rental income adjustments are as follows:

	GPT Properties	CCIT II Properties	Pro Forma Adjustment
Non-cash, straight line rent adjustments	$275	$2,028	$2,303
Non-cash, net above and below market lease amortization	—	258	258
Total rental income adjustments	$275	$2,286	$2,561

(G)
The adjustments represent the effect on other operating expenses of $616 for the GPT Properties and $1,355 for the CCIT II Properties, based on our contractual obligation under our property management agreement with our manager, The RMR Group LLC, or RMR LLC.

(H)
The adjustments represent estimated depreciation and amortization expenses of $10,387 for the GPT Properties and $18,936 for the CCIT II Properties based on the estimated fair values of the acquired assets for the year ended December

31, 2018. Real estate investments are depreciated on a straight line basis over estimated useful lives ranging up to 40 years. Capitalized acquired in place leases, exclusive of the value of acquired above market and below market lease values, are amortized on a straight line basis over a weighted average remaining lease term as of December 31, 2018 for the GPT Properties of 5.7 years and for the CCIT II Properties of 7.7 years.

(I)
The adjustments represent the effect on general and administrative expenses related to our acquisitions of the GPT Properties and the CCIT II Properties. General and administrative expense adjustments of $1,404 for the GPT properties and $3,138 for the CCIT II Properties, are based on our contractual obligation under our business management agreement with RMR LLC.

(J)
The adjustments to interest expense represent (i) the application of the net proceeds from the $650,000 mortgage financing described above in Note A used to repay $413,000 outstanding under our unsecured revolving credit facility, (ii) pro forma borrowings under our unsecured revolving credit facility aggregating $620,000 for the acquisitions of the GPT Properties and the CCIT II Properties, (iii) interest expense related to the assumption of $56,980 of mortgage debt with an annual interest rate of 3.60% in connection with the acquisition of the CCIT II Properties described above in Note C, and (iv) interest expense related to the $650,000 mortgage financing described above in Note A, as if all of these transactions occurred as of January 1, 2018. The components of the interest expense adjustments are as follows:

Year Ended December 31, 2018
Repayment of Revolving Credit Facility:
Estimated repayment from net proceeds of mortgage financing	$(413,000)
Weighted average interest rate	3.33%
(13,753)

Acquisition Borrowings under Revolving Credit Facility:
Estimated borrowings for GPT Properties and CCIT II Properties acquisitions	620,000
Weighted average interest rate (1)	3.33%
20,646

Assumption of Mortgage Debt:
Principal balance of mortgage debt assumed	56,980
Interest rate	3.60%
2,051

Mortgage Financing:
Estimated interest expense on $650,000 mortgage at 4.31%	28,015
Estimated amortization of debt issuance costs of $5,500 over 10 years	550
28,565
Total interest expense adjustments	$37,509

(1)	A change in the interest rate by plus or minus one-eight of one percent would increase or decrease, respectively, pro forma annual interest expense by approximately $775.